UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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EXTENDED SYSTEMS INCORPORATED
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Filed by Extended Systems Incorporated Pursuant to

Rule 14a-12 Under the Securities Exchange Act of 1934

Subject Company: Extended Systems Incorporated

Commission File No.: 000-23597

The following is the text of an e-mail sent by Charles W. Jepson to employees of Extended Systems Incorporated in connection with the merger and other transactions contemplated by the Agreement and Plan of Merger, dated July 28, 2005, by and among Sybase, Inc, Ernst Acquisition Corporation and Extended Systems Incorporated.

Dear Fellow Employees,

I want to inform you of an important event in our company’s future.  Today, Sybase, Inc. (NYSE: SY), a leading provider of enterprise infrastructure and mobile software, announced it has signed a definitive agreement to acquire Extended Systems in a cash merger for $4.460847 per share, or an aggregate diluted equity value of approximately $71.3 million.  The transaction is subject to regulatory approval, Extended Systems stockholder approval as well as other specified closing conditions and is expected to close in the fourth quarter of calendar 2005.  Following the closing of the proposed acquisition, Extended Systems will become a wholly owned subsidiary and will be positioned as part of Sybase’s iAnywhere Solutions subsidiary.

The management team, the board and I believe that combining our company with Sybase achieves a number of strategic objectives for the company.  The transaction provides a premium to our stockholders as well as liquidity as Sybase will be paying cash for shares of the company.  Following the closing of the proposed acquisition, we expect that our technology will be combined with existing technologies inside Sybase to create a product leadership position.   Our customers are expected to be well-served by a company with global reach, dedicated to outstanding support.  Our employees are expected to find greater opportunities in a larger company that is committed to software product innovation.

You will certainly have a number of questions as to how the proposed acquisition will impact you.  We have attached an FAQ at the end of this letter for your reference.  We plan to have a series of meetings and other communication vehicles to keep you informed of the transaction.

As employees and management of Extended Systems we have an obligation to our stockholders and customers to return to business as usual as soon as possible. We will continue to operate as an independent company until the merger is final.  We have lots to do on Bedrock, adding to our MDS product portfolio and pushing ADS version 8 into the market, so let’s stay focused as we move through this partnership.

Sincerely,

Chuck

EXTENDED SYSTEMS Employee Q&A

Q:                                  Why is Sybase acquiring Extended Systems?

A:                                   Sybase and Extended Systems believe this proposed acquisition is in the mutual interest of both companies, and both are expected to benefit from the combination of the people, products, expertise, and customer bases. Following the closing of the proposed acquisition, Extended Systems will become a part of iAnywhere, Sybase’s subsidiary that is focused on delivering mobile and embedded software solutions.  Sybase is convinced that Extended Systems’ device mobility and enterprise mobile business is a key element for executing Sybase’s strategy of enabling the “Unwired Enterprise”.  The concept of an Unwired Enterprise is that companies can manage and mobilize information from the data center to the point of action to securely deliver information anytime, anywhere.  In addition, Extended Systems’ Advantage products are expected to strengthen Sybase’s mobile and embedded database business by bringing a strong customer base and knowledge of Delphi developers into iAnywhere.

Q:                                  What are the synergies between the two companies?

A:                                   Both companies have a strong footprint in the mobile market place. Sybase has built a strong mobile offering through both organic growth and acquisition of mobile players such as iAnywhere, Xcellenet and AvantGo. Sybase was listed as the leader in the mobile middleware space in IDC’s Worldwide Mobile Middleware report for 2004. Extended Systems has also consistently ranked very high on leadership grids for the mobile marketplace by building an impressive customer base with particular strength in Western Europe. Combining the technologies and expertise in mobility will enhance the position of the combined offering long term.

Q:                                  What is Sybase’s long-term business goal and how does Extended Systems fit in?

A:                                   Sybase’s long-term mission has been clearly stated: to enable customers of all sizes to realize the “Unwired Enterprise”—where information flows freely and securely within an organization, whether workers conduct business inside the office or on the road. Sybase is fully executing that mission, and the Extended Systems acquisition is expected to provide Sybase’s customers with an essential technology platform to expand the role of synchronization and messaging in large-scale deployments. Following the closing of the proposed acquisition, Sybase looks forward to integrating the companies’ respective technologies, to welcoming members of the Extended Systems family to Sybase, and to sustaining Sybase’s position in the mobile enterprise software space.

Q:                                  What gap does this fill in Sybase’s current solutions?

A:                                   The acquisition is expected to provide Sybase with critical elements from Extended Systems’ key areas of focus. Within the mobile enterprise software space, Sybase is expected to be able to extend its mobile middleware platform and enhance its customer base. Within the mobile device solutions space, Sybase is expected to benefit from Extended Systems leadership in the areas of embedded Bluetooth and IrDA systems along with an extensive customer base. Extended Systems products are expected to strengthen iAnywhere’s mobility database business with its strong customer base and Delphi expertise. Additionally, Extended Systems has an exceptionally strong presence and awareness for mobility offerings in Europe, and Sybase expects to be able to further expand Extended Systems’ channel capabilities in areas such as government, Asia/Pacific and Latin American markets. Extended Systems also has key relationships with device manufacturers such as PalmOne, Motorola, HP, Fujitsu, Mitsubishi, Johnson Controls and Visteon.

Q.                                   Where will Extended Systems fit in with the current Sybase organizational structure?

A.                                   Upon completion of the acquisition, Extended Systems will be integrated with Sybase’s iAnywhere Solutions subsidiary.

Q.                                   Who will lead the new integrated organization?

A.                                   Terry Stepien, president of iAnywhere.

Q.                                    Who will lead the integration process?

A.                                   Marty Beard, senior vice president, Corporate Development and Marketing, Sybase, will lead the integration process with the participation of Val Heusinkveld, our Vice President of Finance and Chief Financial Officer; Mark Willnerd, our Vice President of Business Development; and Greg Pappas, our Vice President of Human Resources.

Q.                                   What will happen to Chuck Jepson?

A.                                   Chuck will stay with the company until the transaction is completed, but he will not have a role with the new organization after the transaction has been completed.

Q.                                   How many employees does Sybase have?

A.                                 Sybase has 3,566 employees. 360 of those employees are part of its iAnywhere subsidiary.

Q.                                   What are the financial terms of the transaction?

A.                                   Upon the closing of the merger, each share of Extended Systems common stock shall be converted into a right to receive $4.460847 in cash.   This translates into a total diluted equity price for Extended Systems of approximately $71.3 million.

Q.                                   What kind of global reach does Sybase / iAnywhere have?

A.                                   Sybase has a presence (directly & through partners) in 25 European countries.  A stronger geographical presence is expected to be one of the key benefits of the acquisition. In addition, Sybase has exceptional reach into Federal government, Asia/Pacific, and Latin American markets that have been largely untapped by Extended Systems to date.

Q.                                   Do you expect reductions in staff due to redundancies?

A.                                   We view this acquisition as an opportunity to grow Extended Systems products, people and market opportunities. It is too early to comment on staffing requirements of the combined organization, however, we expect that the majority of employees will be integrated into the iAnywhere organization.

Q.                                   What happens during the transition?

A.                                   The transition may take until the end of the fourth quarter of calendar 2005 to close. As many of you know, a lot can happen between the announcement of an acquisition and its completion. There will be distractions and some disruption during the transition, but it is critical that we all stay focused and run our business to the best of our abilities. Ongoing information will be found on the Extended Systems HR Intranet.

Q.                                   Where will Extended Systems group be located?

A.                                   Extended Systems will remain in Boise and decisions about other office locations will be announced at a future date.

Q.                                   When will the transaction be complete?

A.                                   The transaction is subject to regulatory and stockholder approval and other specified closing conditions, and we expect it to close in the fourth quarter of calendar 2005.

Q.                                   Will the Extended Systems product name continue to be used?

A.                                   Sybase has signed an agreement to acquire Extended Systems, and intends to integrate Extended Systems’ technologies into iAnywhere. During the next few months, we will review product naming for both companies.

Q.                                   Who will sell Extended Systems solutions?

A.                                   Extended Systems technology is expected to be introduced into Sybase and iAnywhere’s existing global channels where appropriate.

Q.                                   Will any Extended Systems or Sybase products be discontinued as a result of the acquisition?

A.                                   Following the closing of the proposed acquisition, our integration team will be working to determine which products best meet the needs of the market.  It is too early to comment on specific product and technology roadmaps.

Q.                                   Extended Systems has a database product - will it be discontinued?

A.                                   There are no plans to do this.  The Extended Systems Advantage Database has an especially strong following of Delphi developers, which is distinct from anything offered by Sybase.

Q:                                  How will Extended Systems’ customer base be affected?

A:                                   Until the transaction closes, it is business as usual for Extended Systems and its customers.  Sybase plans to maintain a sharp customer focus throughout this integration and will seek to provide, following the closing of the proposed acquisition, a seamless convergence of existing Sybase and Extended Systems products and services – and to delivering unparalleled customer service and support.

Q:                                  What will happen to Extended Systems’ current dealers and distributors?

A:                                   It is business as usual.  At this time, dealers and distributors will continue to work as they have in the past.

Q:                                  Are solutions and applications still part of the strategic focus?

A:                                   Yes.  Enterprise customers are looking for innovative mobile applications. Extended Systems has taken a leadership role in developing solutions and custom applications for key industries.

Q:                                  What about Advantage Database Server, XTNDAccess products, and XTNDConnect PC? Will they continue to be sold?

A:                                   Yes.

Q:                                  Will we keep an R & D team?

A:                                   Yes.

Q:                                  Will we keep PSO and Tech Support?

A:                                   Yes.

Q.                                   What does this mean for my job?

A.                                   For the majority of employees, this acquisition will have very little effect on day-to-day roles. It will be business as usual. It is important to note that we view this acquisition as a better opportunity to grow our products, our people and our market opportunity.

Q:                                  In which corporate functions are there redundancies requiring consolidation?

A:                                   Sybase is still studying the organization to determine where consolidations will be necessary following the closing of the transaction. As decisions are made, we’ll let you know of them.

Q.                                   What attempts are being made to fit employees into positions within Sybase, Inc. and iAnywhere?

A.                                   There may be some employees who will be needed as key resources in another area in the organization. These individuals will be offered a transition plan outlining the timeframe and transition requirements.

Q.                                   Will this change who I report to?

A.                                   For the majority of our employees, this acquisition will not affect day-to-day issues, such as reporting structure and supervision.

Q.                                   Will our office locations change?

A.                                   The majority of employees will continue to work out of their respective offices worldwide.  Our transition team will address any possible office consolidations on a case-by-case basis.

Q.                                   Will there be a change in benefits as a result of the acquisition?

A.                                   Greg Pappas is working closely with Sybase and iAnywhere regarding the continuity of Extended Systems’ benefits. Over the next few weeks, HR will be communicating more information to all employees regarding any specific changes that may be made to benefits.  The benefits Sybase and iAnywhere offer are in most cases, equal to or better than our current benefits due to Sybase’s larger company size.  The Sybase HR team will provide you details on Sybase’s worldwide benefits program.

Q.                                   What will happen to my Extended Systems stock options?

A.                                   Under the terms of the merger agreement, within 30 days after the closing of the merger all holders of vested and unvested company options with exercise prices that are less than the $4.460847 per share will be paid, for each applicable option grant an amount equal to $4.460847 per share minus the exercise price of their option, multiplied by the number of option shares.  Payments will be made net of all applicable withholding taxes.  Employees that terminate employment prior to the closing of the merger will only be entitled to payments on their vested options, and only to the extent their options do not expire prior to the closing of the merger.  Upon the effectiveness of the merger all Extended Systems option plans will be terminated and optionees will only be entitled to receive the payments described in the merger agreement and summarized in this paragraph.

Q.                                   When do I have to decide whether to accept the offer of employment?

A.                                   Each employee who receives an offer of employment will be given 10 days to make a decision and respond to the offer by returning the signed offer letter and forms.  Offer letters should be returned to Sally Orr (HR representative) in Boise, who will collect them and send them to the Sybase Human Resources department.

Q.                                   How will the change affect my salary, bonuses, and future possible earnings?

A.                                   Your base salary and variable/bonus will be in your offer letter.  If you have any questions, your manager and Human Resources representative will be happy to assist you. Sybase, Inc./iAS conducts annual focal reviews in January for its variable compensation employees and in July for non-variable compensation employees.

Q.                                   Can I keep my Extended Systems benefits?

A.                                   Yes, until you are eligible to participate in Sybase, Inc./iAS benefit plans.

Q.                                   Will I receive service credit for my prior years of service with Extended Systems?

A.                                   We will keep your original Extended Systems hire date intact for the purposes of service date. You will not lose any seniority.

Q.                                   When will Extended Systems employees be able to access Sybase, Inc./iAS internal websites?

A.                                   Extended Systems and Sybase, Inc./iAS employees will be able to access their respective internal websites shortly after the closing of the acquisition.

Q.                                   When will transferring Extended Systems employees have full network connectivity/access to Sybase, Inc./iAS databases, etc.?

A.                                   This is currently within the planning stage, but we anticipate full connectivity as soon as possible after the closing of the acquisition.

Q.                                   Whom should I contact with questions?

A.                                   Your manager, local Human Resource representatives, and iAnywhere Solutions/Sybase Human Resources are available to answer your questions.

Cautionary Statement Regarding Forward-Looking Statements

Certain statements in this employee communication regarding the proposed transaction between Sybase and Extended Systems, the expected timetable for completing the transaction, benefits of the transaction, future opportunities for the combined company and products and any other statements regarding Sybase’s or Extended Systems’ future expectations, beliefs, goals or prospects constitute forward-looking statements. Any statements that are not statements of historical fact (including statements containing the words “believes,” “plans,” “anticipates,” “expects,” “estimates” and similar expressions) should also be considered forward-looking statements. A number of important factors could cause actual results or events to differ materially from those indicated by such forward-looking statements, including the parties’ ability to consummate the transaction; the conditions to the completion of the transaction may not be satisfied, or the regulatory approvals required for the transaction may not be obtained on the terms expected or on the anticipated schedule; the possibility that the parties may be unable to achieve all of the benefits of the merger within the expected time-frames or at all and to successfully integrate Extended Systems’ operations into those of Sybase; operating costs, customer loss and business disruption (including, without limitation, difficulties in maintaining relationships with employees, customers, clients or suppliers) may be greater than expected following the transaction; the retention of certain key employees at Extended Systems; and the other factors described in Extended Systems’ Annual Report on Form 10-K for the year ended June 30, 2004 and its most recent quarterly report filed with the SEC.   Extended Systems assumes no obligation to update the information in this communication, except as otherwise required by law. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date hereof.

Additional Information and Where to Find It

In connection with the merger, Extended Systems has agreed to file a proxy statement and other relevant documents concerning the transaction with the Securities and Exchange Commission (SEC). STOCKHOLDERS OF EXTENDED SYSTEMS ARE URGED TO READ THE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION.  Investors and security holders can obtain free copies of the proxy statement and other documents when they become available by contacting Investor Relations, Extended Systems, 5777 North Meeker Avenue, Boise, Idaho 83713 (Telephone: 800-235-7576 ext. 6276). In addition, documents filed with the SEC by Extended Systems will be available free of charge at the SEC’s web site at http://www.sec.gov.

Information regarding the identity of the persons who may, under SEC rules, be deemed to be participants in the solicitation of stockholders of Extended Systems in connection with the transaction, and their interests in the solicitation, will be set forth in a proxy statement that will be filed by Extended Systems with the SEC.